SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2006

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On January 24, 2006, LCNB Corp. issued an earnings release announcing its financial results for the year ended December 31, 2005.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On January 24, 2006, LCNB Corp. issued an earnings release announcing its financial results for the year ended December 31, 2005.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press release dated January 24, 2006

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 24, 2006	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

January 24, 2006

LCNB CORP. REPORTS EARNINGS FOR 2005

LCNB Corp. today announced earnings of $6,705,000 or $2.03 basic earnings per share for 2005, compared to $6,596,000 or $1.97 basic per share for 2004.  Return on average assets for 2005 and 2004 were 1.25% and 1.29%, respectively.  Return on average equity for 2005 was 12.80%, compared to 12.56% for 2004.

Comparing December 31, 2005 results with December 31, 2004:

•

Total loans grew $23.2 million or 6.9% primarily due to growth in the commercial loan portfolio.

•

The fair value of total trust assets grew approximately $16.3 million or 9.0%, primarily through growth from new business (see “Assets Under Management”).

•

The fair value of total brokerage accounts, offered through a partnership with UVEST Financial Services, increased approximately $11.4 million or 45.8%, primarily through growth from new business (see “Assets Under Management”).

Net interest income for 2005 was $290,000 or 1.6% greater than in 2004, primarily due to growth in the loan portfolio.  LCNB’s net interest margin (tax-equivalent net interest income divided by average interest-earning assets) for 2005 was 3.99%, slightly lower than the 2004 margin of 4.02%.  A flattening yield curve, meaning that long-term market rates were not significantly above short-term rates, continued to put pressure on the margin.

Non-interest income for 2004 included a $306,000 gain from sales of investment securities and a $403,000 gain from the sale of LCNB’s credit card portfolio.  Sales of investment securities during 2005 produced a slight loss of $8,000.  Excluding the above mentioned gains and losses, non-interest income for 2005 was $983,000 greater than for 2004.  The increase was primarily the result of increases in income from bank owned life insurance, brokerage income, insurance agency income, and service charges on deposit accounts.

Non-interest expenses for 2005 were $808,000 or 4.9% greater than for 2004.  Much of the increase was in wages and salaries, which were approximately $540,000 greater in 2005 than in 2004.  The increase was primarily due to routine salary and wage increases and to additional staffing required by the respective openings of the Fairfield office during the fourth quarter, 2004 and the Lebanon High School Warrior office during the first quarter, 2005.

As a result of LCNB’s earnings growth and its stock repurchase program, LCNB’s book value per share at December 31, 2005 was $15.87, a 1.0% increase from $15.71 at December 31, 2004.  Dividends paid to shareholders during 2005 totaled $1.16 per share, a 4.0% increase from total dividends of $1.115 per share for 2004.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with 21 offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

For the Years Ended December 31,

(Dollars in thousands, except per share amounts)

	2005	2004	% Change
Condensed Income Statement
Interest income	$27,602	25,648	7.62%
Interest expense	9,032	7,368	22.58%
Net interest income	18,570	18,280	1.59%
Provision for loan losses	338	489	-30.88%
Net interest income after provision	18,232	17,791	2.48%
Non-interest income	7,925	7,659	3.47%
Non-interest expense	17,212	16,404	4.93%
Income before income taxes	8,945	9,046	-1.12%
Provision for income taxes	2,240	2,450	-8.57%
Net income	$ 6,705 ========	6,596 =======	1.65%

Basic earnings per common share	$ 2.03 ========	1.97 =======	3.05%
Dividends per common share	$ 1.16 ========	1.115 ========	4.04%
Average shares outstanding	3,304,157 =========	3,351,146 =========

Selected Balance Sheet Items
Investment securities	$136,686	116,495	17.33%

Loans	359,801	336,590	6.90%
Less allowance for loan losses	2,150	2,150	-%
Net loans	357,651	334,440	6.94%

Total assets	539,501	522,251	3.30%
Total deposits	481,475	463,900	3.79%
Long-term debt	2,073	2,137	-2.99%
Total shareholders’ equity	52,022	52,296	-0.52%

Book value per share	$15.87	$15.71	1.02%
Shares outstanding at period end	3,277,208	3,328,299

Selected Financial Ratios
Return on average assets	1.25%	1.29%	-3.10%
Return on average equity	12.80%	12.56%	1.91%
Equity to assets ratio	9.64%	10.01%	-3.70%
Dividend payout ratio	57.14%	56.60%	0.95%
Net interest margin *	3.99%	4.02%	-0.75%

* tax-equivalent basis

Assets Under Management
LCNB Corp. total assets	$539,501	522,251	3.30%
Trust and investments **	196,386	180,122	9.03%
Mortgage loans serviced	46,244	46,345	-0.22%
Business cash management	26,242	26,554	-1.17%
Brokerage accounts **	36,196	24,826	45.80%
Total assets managed	$844,569 ========	800,098 =======	5.56%

** at fair market value